Exhibit 99.1

News Release
Contact:
For Immediate Release	Ken Dennard, DRG&L (832) 594-4004

MEN’S WEARHOUSE REPORTS FISCAL 2012 SECOND QUARTER RESULTS

•                  Q2 2012 GAAP diluted earnings per share was $1.15 compared to per share guidance of $1.12 to $1.13

•                  Company provides guidance for fiscal third and fourth quarters and raises guidance for fiscal full year 2012

HOUSTON — September 5, 2012 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal second quarter ended July 28, 2012 and will file its Form 10-Q tomorrow morning, September 6, 2012.

Net earnings for the 2012 fiscal second quarter was $59.4 million, or $1.15 diluted earnings per share, compared to net earnings of $57.1 million, or $1.09 diluted earnings per share, in the same period in 2011. Last year’s second quarter adjusted diluted earnings per share was $1.11 after excluding $0.7 million ($0.5 million after tax or $0.01 per diluted share) in acquisition related integration costs and $1.0 million ($0.7 million after tax or $0.01 per diluted share) for a non-cash asset impairment charge.

Net sales for the second quarter of fiscal 2012 increased 1.0% to $662.3 million from $655.5 million for the same period a year ago, in line with expectations, and retail segment sales increased 3.2% or $18.7 million.  Diluted earnings per share of $1.15 was better than the $1.12 to $1.13 guidance given on June 6, 2012 mainly as a result of a higher than planned retail segment gross margin for second quarter 2012 and a slightly lower than expected tax rate.

Doug Ewert, Men’s Wearhouse president and chief executive officer, stated, “Sales at our flagship brand Men’s Wearhouse stores, which represented approximately 65% of our total second quarter sales, were above both prior year sales and our plan for the 2012 second quarter.  Comparable store sales increased 4.4% as our customers continue to respond positively to our long standing service model and our trend right men’s apparel during both promotional and non-promotional periods.  In addition, our higher margin tuxedo rental revenues experienced strong U.S. comparable store sales of 4.3% in the second quarter, driven by increased unit rentals and unit rental rates as well as increased sales of tuxedo accessories.

“Moores, our retail brand in Canada, was roughly 12% of our total sales mix in the 2012 second quarter and also had a better than expected comparable store sales increase of 2.5%.  Moores continues to perform well in its market,” continued Ewert. “K&G’s sales, which were roughly 14% of our total sales for the second quarter, fell below our expectations with a comparable store sales decrease of 3.3%.  We continue to focus on improving K&G’s performance and in late August we rolled out our new marketing campaign featuring Blair Underwood, accomplished actor and Broadway star.  We are excited about this initiative and about having an exclusive relationship to sell his BU Collection, a premier line of men’s tailored suits.  Our Corporate Apparel segment, which represented 9% of our total 2012 second quarter sales, performed as planned for the quarter and is poised for a solid second half as launch dates for customer uniform programs come into effect.”

The following is a summary of net sales for second quarter and year to date fiscal 2012.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  Comparable store sales do not include ecommerce sales and the Moores’ comparable store sales change is based on the Canadian dollar.

Second Quarter Net Sales Summary — Fiscal 2012

			Net Sales	Comparable Store Sales Change
	Net Sales Change		Current Year	Current Year	Prior Year
Total Retail Segment	3.2%	$18.7	$604.7
Men’s Wearhouse	5.5%	$22.5	$429.5	4.4%	10.9%
K&G	(2.7)%	$(2.5)	$90.0	(3.3)%	5.4%
Moores	(2.4)%	$(2.0)	$78.4	2.5%	4.4%
MW Cleaners	10.8%	$0.7	$6.8

Corporate Apparel Segment	(17.1)%	$(11.9)	$57.6

Total Company	1.0%	$6.8	$662.3

Year-To-Date Net Sales Summary — Fiscal 2012

			Net Sales	Comparable Store Sales Change
	Net Sales Change		Current Year	Current Year	Prior Year
Total Retail Segment	3.1%	$34.6	$1,141.4
Men’s Wearhouse	5.2%	$39.3	$801.0	4.1%	10.8%
K&G	(3.1)%	$(6.2)	$193.1	(3.7)%	7.5%
Moores	0.2%	$0.3	$133.8	4.4%	5.0%
MW Cleaners	9.8%	$1.2	$13.5

Corporate Apparel Segment	(16.8)%	$(21.7)	$107.5

Total Company	1.0%	$13.0	$1,248.9

2012 FINANCIAL GUIDANCE

For the fiscal year, the Company expects GAAP diluted earnings per share in a range of $2.74 to $2.80, an increase of 15% to 18% over the prior year adjusted diluted earnings per share.  Fiscal 2012 is a 53-week year with an extra week included in the fourth quarter.  Diluted earnings per share from the extra week are estimated at $0.02.

For the third quarter, GAAP diluted earnings per share is expected to be in a range of $0.95 to $0.98, a 20% to 24% increase over the prior year adjusted diluted earnings per share.  For the fourth quarter, GAAP diluted earnings per share is expected to be in a range of $0.12 to $0.15, a significant increase over the prior year adjusted loss per share of $0.05.

The following is a summary of guidance information.  All comparable store sales growth is based on a 52-week comparable time period.  Comparisons to prior year are to adjusted numbers which exclude acquisition related integration costs and a non-cash asset impairment charge.

	Guidance	Guidance	Guidance
	FY 2012	3Q FY 2012	4Q FY 2012

GAAP Diluted EPS	$2.74 to $2.80	$0.95 to $0.98	$0.12 to $0.15

Sales
Total Sales Increase	4.8% to 5.6%	8.8% to 9.3%	11.3% to 11.8%
Comparable Store Sales Growth
MW: 63% of FY12 Total Sales	+4% to +5%	+8% to +9%	+3% to +4%
• MW Tuxedo Rental Revenues	+6% to +7%	+10% to +11%	+1% to +2%
K&G: 15% of FY12 Total Sales	-1% to -2%	-1.0% to flat	+1% to +2%
Moores: 11% of FY12 Total Sales	+4% to +5%	+7 to +8%	+3 to +4%
Corporate Apparel: 9% of FY12 Total Sales	-2% to -3%	+11% to +12%	+11% to +12%

Gross Margin
Change in Gross Margin as Percent of Sales	+0.65% to +0.75%	+0.15% to +0.25%	+0.85% to +0.95%

SG&A
Increase in SG&A	+4.70% to +5.45%	+4.35% to +5.10%	+5.85% to +6.60%

Other
Effective Tax Rate	34.4%	34.4%	30.8%
Weighted Average Shares (millions)	50.960	50.810	50.880
Average Foreign Exchange Conversion Rates
• US Dollar to the Pound	1.568	1.558	1.558
• US Dollar to the Canadian Dollar	0.998	1.002	1.000
Dilutive Effect of Participating Securities	$0.03	$0.01	$0.00

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00am Eastern time on Thursday, September 6, 2012, Company management will host a conference call and real time webcast to review fiscal second quarter 2012 results and its outlook for the fiscal third quarter, fourth quarter and full year 2012.

To access the conference call, dial 480-629-9645.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through September 13, 2012 by calling 303-590-3030 and entering the access code of 4561672#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	July 28, 2012		July 30, 2011		January 28, 2012
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	613	3,506.3	591	3,364.3	607	3,462.7

Men’s Wearhouse and Tux	325	449.0	370	514.3	343	474.6

Moores, Clothing for Men	117	741.8	117	738.9	117	741.7

K&G (a)	98	2,326.6	100	2,369.9	99	2,351.2

Total	1,153	7,023.7	1,178	6,987.4	1,166	7,030.2

(a)  92, 90 and 91 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,153 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the UK.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2012 and Forms 10-Q.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

July 28, 2012 AND July 30, 2011

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2012	Sales	2011	Sales	Dollar	%	Points

Net sales:

Retail clothing product	$413,024	62.36%	$401,789	61.29%	$11,235	2.80%	1.07
Tuxedo rental services	154,124	23.27%	148,267	22.62%	5,857	3.95%	0.65
Alteration and other services	37,540	5.67%	35,978	5.49%	1,562	4.34%	0.18
Total retail sales	604,688	91.30%	586,034	89.40%	18,654	3.18%	1.90
Corporate apparel clothing product sales	57,614	8.70%	69,495	10.60%	(11,881)	(17.10)%	(1.90)
Total net sales	662,302	100.00%	655,529	100.00%	6,773	1.03%	0.00

Total cost of sales	342,045	51.64%	346,284	52.83%	(4,239)	(1.22)%	(1.18)

Gross margin (a):
Retail clothing product	228,986	55.44%	222,893	55.48%	6,093	2.73%	(0.03)
Tuxedo rental services	132,889	86.22%	128,105	86.40%	4,784	3.73%	(0.18)
Alteration and other services	9,395	25.03%	8,596	23.89%	799	9.30%	1.13
Occupancy costs	(69,367)	(11.47)%	(68,410)	(11.67)%	(957)	(1.40)%	0.20
Total retail gross margin	301,903	49.93%	291,184	49.69%	10,719	3.68%	0.24
Corporate apparel clothing product margin	18,354	31.86%	18,061	25.99%	293	1.62%	5.87
Total gross margin	320,257	48.36%	309,245	47.17%	11,012	3.56%	1.18

Selling, general and administrative expenses	228,667	34.53%	220,227	33.60%	8,440	3.83%	0.93

Operating income	91, 590	13.83%	89,018	13.58%	2,572	2.89%	0.25

Net interest	(365)	(0.06)%	(229)	(0.03)%	(136)	59.39%	(0.02)

Earnings before income taxes	91,225	13.77%	88,789	13.54%	2,436	2.74%	0.23

Provision for income taxes	31,655	4.78%	31,519	4.81%	136	0.43%	(0.03)

Net earnings including noncontrolling interest	59,570	8.99%	57,270	8.74%	2,300	4.02%	0.26

Net earnings attributable to noncontrolling interest	(177)	(0.03)%	(192)	(0.03)%	15	(7.81)%	0.00

Net earnings attributable to common shareholders	$59,393	8.97%	$57,078	8.71%	$2,315	4.06%	0.26

Net earnings per diluted common share attributable to common shareholders	$1.15		$1.09

Weighted average diluted common shares outstanding:	50,932		51,792

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE SIX MONTHS ENDED

July 28, 2012 AND July 30, 2011

(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2012	Sales	2011	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$833,493	66.74%	$812,050	65.70%	$21,443	2.64%	1.03
Tuxedo rental services	232,613	18.63%	221,408	17.91%	11,205	5.06%	0.71
Alteration and other services	75,274	6.03%	73,287	5.93%	1,987	2.71%	0.10
Total retail sales	1,141,380	91.39%	1,106,745	89.55%	34,635	3.13%	1.84
Corporate apparel clothing product sales	107,496	8.61%	129,168	10.45%	(21,672)	(16.78)%	(1.84)
Total net sales	1,248,876	100.00%	1,235,913	100.00%	12,963	1.05%	0.00

Total cost of sales	674,570	54.01%	680,035	55.02%	(5,465)	(0.80)%	(1.01)

Gross margin (a):
Retail clothing product	460,849	55.29%	445,781	54.90%	15,068	3.38%	0.40
Tuxedo rental services	200,365	86.14%	191,439	86.46%	8,926	4.66%	(0.33)
Alteration and other services	19,571	26.00%	19,604	26.75%	(33)	(0.17)%	(0.75)
Occupancy costs	(138,065)	(12.10)%	(135,581)	(12.25)%	(2,484)	(1.83)%	0.15
Total retail gross margin	542,720	47.55%	521,243	47.10%	21,477	4.12%	0.45
Corporate apparel clothing product margin	31,586	29.38%	34,635	26.81%	(3,049)	(8.80)%	2.57
Total gross margin	574,306	45.99%	555,878	44.98%	18,428	3.32%	1.01

Selling, general and administrative expenses	441,769	35.37%	423,223	34.24%	18,546	4.38%	1.13

Operating income	132,537	10.61%	132,655	10.73%	(118)	(0.09)%	(0.12)

Net interest	(670)	(0.05)%	(497)	(0.04)%	(173)	34.81%	(0.01)

Earnings before income taxes	131,867	10.56%	132,158	10.69%	(291)	(0.22)%	(0.13)

Provision for income taxes	45,717	3.66%	47,696	3.86%	(1,979)	(4.15)%	(0.20)

Net earnings including noncontrolling interest	86,150	6.90%	84,462	6.83%	1,688	2.00%	0.06

Net loss attributable to noncontrolling interest	127	0.01%	41	0.00%	86	(209.76)%	0.01

Net earnings attributable to common shareholders	$86,277	6.91%	$84,503	6.84%	$1,774	2.10%	0.07

Net earnings per diluted common share attributable to common shareholders	$1.67		$1.61

Weighted average diluted common shares outstanding:	51,084		51,994

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 28,	July 30,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$106,399	$162,301
Accounts receivable, net	69,622	65,289
Inventories	577,078	547,899
Other current assets	70,786	66,087

Total current assets	823,885	841,576
Property and equipment, net	383,015	337,517
Tuxedo rental product, net	116,586	88,786
Goodwill	87,672	90,251
Intangible assets, net	32,093	36,839
Other assets	4,748	10,424

Total assets	$1,447,999	$1,405,393

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$119,433	$130,068
Accrued expenses and other current liabilities	161,850	151,754
Income taxes payable	728	23,994

Total current liabilities	282,011	305,816

Deferred taxes and other liabilities	98,401	71,864

Total liabilities	380,412	377,680

Equity:
Preferred stock	—	—
Common stock	722	715
Capital in excess of par	372,601	351,181
Retained earnings	1,163,324	1,074,942
Accumulated other comprehensive income	36,302	49,327
Treasury stock, at cost	(517,894)	(461,760)

Total equity attributable to common shareholders	1,055,055	1,014,405

Noncontrolling interest	12,532	13,308

Total equity	1,067,587	1,027,713

Total liabilities and equity	$1,447,999	$1,405,393

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE SIX MONTHS ENDED

July 28, 2012 AND July 30, 2011

(In thousands)

	Six Months Ended
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$86,150	$84,462
Non-cash adjustments to net earnings:
Depreciation and amortization	41,775	37,805
Tuxedo rental product amortization	17,956	17,076
Other	12,790	9,751
Changes in operating assets and liabilities	(50,239)	(27,078)

Net cash provided by operating activities	108,432	122,016

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(68,846)	(38,258)
Proceeds from sales of property and equipment	14	51

Net cash used in investing activities	(68,832)	(38,207)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,939	4,552
Cash dividends paid	(18,613)	(12,671)
Tax payments related to vested deferred stock units	(4,421)	(2,955)
Excess tax benefits from share-based plans	2,039	1,386
Repurchases of common stock	(41,296)	(48,999)

Net cash used in financing activities	(58,352)	(58,687)

Effect of exchange rate changes	(155)	808

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,907)	25,930

Balance at beginning of period	125,306	136,371
Balance at end of period	$106,399	$162,301